UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT PURSUANT
TO SECTION 13 OR 15(D) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported)	August 8, 2006

IONATRON, INC.

(Exact Name of Registrant as Specified in Its Charter)

Delaware

(State or Other Jurisdiction of Incorporation)

001-14015	77-0262908
(Commission File Number)	(IRS Employer Identification No.)

3716 East Columbia, Tucson, Arizona	85714
(Address of Principal Executive Offices)	(Zip Code)

(520) 628-7415

(Registrant’s Telephone Number, Including Area Code)

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 3.02. Unregistered Sales of Equity Securities

On August 8, 2006, Ionatron, Inc. (the “Company”) conducted an offering (the “Offering”), pursuant to the terms of subscription agreements between the Company and 17 institutional “accredited investors” (as defined in Regulation D), of approximately (i) 4,616,305 shares (the “Shares”) of the Company's common stock, par value $0.001 per share (the "Common Stock"), at a price of $5.75 per Share, and (ii) 923,260 warrants (“Warrants”) to purchase a number of shares of Common Stock (the “Warrants Shares”) equal to 20% of the Shares purchased in the Offering, which maximum number of Shares and Warrants is subject to increase upon mutual consent of the Company and the Placement Agent (as defined below), on an “any or all basis.” The Warrants are exercisable for a period of five (5) years commencing on the August 8, 2006 at an exercise price of $9.15 per Warrant Share.  J Giordano Securities Group acted as placement agent for the Offering and received a placement agent fee of 6% of the gross proceeds of the Offering for such services.

The Shares and Warrants were issued to purchasers without registration under the Securities Act of 1933, as amended (the “Act”), in reliance upon the exemptions from registration provided under 4(2) of the Act and Regulation D promulgated thereunder. The issuances do not involve any public offering; the Company made no solicitation in connection with the transactions other than communications with the purchasers; the Company obtained representations from the purchasers regarding their investment intent, experience and sophistication; the purchasers either received or had access to adequate information about the Company in order to make informed investment decisions; the Company reasonably believed that the purchasers were sophisticated within the meaning of Section 4(2) of the Act and “accredited investors” as defined in Regulation D; and the Shares and Warrants were issued with restricted securities legends.

Item 9.01 Financial Statements and Exhibits

(c)  Exhibits

Exhibit No. Description

10.1	Subscription Agreement.
10.2	Form of Warrant Certificate.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

IONATRON, INC. (Registrant)

By:	/s/ Kenneth Wallace
Kenneth Wallace Chief Operating Officer and Chief Financial Officer

Date: August 8, 2006